EXHIBIT 99.1

CONTACT:
Joanne Wong
Fleishman-Hillard HK on behalf of Asiacontent.com
(852) 2530 0272
wongj@fleishman.com                                            IMMEDIATE RELEASE


              ASIACONTENT.COM, SPORTSLINE.COM, INC. AND SPORTS.COM
                          TO CLOSE SPORTS SITES IN ASIA

Hong Kong / Singapore, February 19, 2001 - Asiacontent.com (Nasdaq: IASIA), a leading Asian Internet company providing online solutions and advertising services, SportsLine.com, Inc. (Nasdaq: SPLN), the leading global Internet sports media company, and its subsidiary Sports.com Limited, today announced that they will discontinue their efforts to establish a joint venture in Asia.

Asiacontent.com, SportsLine.com and Sports.com announced the signing of a Memorandum Of Understanding in March 2000 which contemplated a joint venture to create, operate and market a family of sports Web sites targeted specifically at Asian audiences in relevant local languages. Following lengthy discussions, the parties have mutually agreed to discontinue the business. The two Sports.com sites in Asia (Singapore and Korea), which Asiacontent.com launched in June and July 2000, respectively, will consequently cease operations by the end of March 2001.

Asiacontent.com, SportsLine.com and Sports.com stated that the agreement to shut the two Asia sites will not materially affect their business outlook.

About Asiacontent.com, Ltd.
Asiacontent.com (NASDAQ: IASIA) (www.corp.asiacontent.com) is a leading Asian Internet company providing online solutions and advertising services. Leveraging its unique localized content management platform, Asiacontent.com designs, builds and manages award winning pan- Asian Internet solutions for world-class companies.

About SportsLine.com, Inc.
SportsLine.com, Inc. (NASDAQ: SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce on a global basis. SportsLine.com, Inc.'s content includes more than one million pages of multimedia sports information, entertainment and merchandise.

About Sports.com Limited
Sports.com (http://www.sports.com) is the leading European Internet and mobile data provider of sports content, community, and commerce. Sports.com is the most visited European sports site, with European coverage in English of football, rugby, Formula One, rally, cricket, boxing, sailing, tennis and golf as well as all sports in local languages in France, Germany, Italy and Spain.